EXHIBIT 8.1


                              Troutman Sanders LLP
                              600 Peachtree Street
                                Atlanta, Ga 30303
                                  404-885-3000



                                  June 25, 1997



Southern Investments UK plc
800 Park Avenue
Aztec West
Almondsbury
Bristol BS12 4SE, England

         Re:      Southern Investments UK Capital Trust I
                  Certain United States Federal Income Tax Matters

Gentlemen:

         We have acted as special U.S. tax counsel to Southern Investments UK plc (the "Company") and Southern Investments UK Capital Trust I (the "Trust") in connection with the preparation of a Registration Statement on Form S-4, as amended (the "Registration Statement"), which has been filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the proposed offer to exchange up to $82,000,000 aggregate liquidation amount of the Trust's 8.23% Exchange Subordinated Capital Income Securities (the "Exchange Capital Securities") for a like liquidation amount of its outstanding 8.23% Subordinated Income Capital Securities (the "Original Capital Securities"), of which $82,000,000 aggregate liquidation amount are issued and outstanding. The Exchange Capital Securities will be guaranteed (the "Exchange Guarantee") by the Company with respect to the payment of distributions and payments upon liquidation, redemption and otherwise to the extent set forth in the Prospectus (the "Prospectus") filed as part of the Registration Statement.

         In connection with the offer to exchange the Exchange Capital Securities for the Original Capital Securities, the Company will also offer to exchange $84,537,000 aggregate principal amount of its 8.23% Exchange Subordinated Debentures due February 1, 2027 (the "Exchange Subordinated Debentures") for a like aggregate principal amount of its 8.23% Subordinated Debentures due February 1, 2027 (the "Original Subordinated Debentures"), which were purchased by the Trust with the proceeds of the Original Capital Securities. Like the Exchange Capital Securities, the Exchange Subordinated Debentures and the Exchange Guarantee will be registered under the Act.

         We have reviewed copies of the Registration Statement and the Prospectus and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.
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Southern Investments UK plc
June 25, 1997
Page 2

         Based on the foregoing, we are of the opinion that if the offer and sale of the Exchange Capital Securities are conducted in the manner described in the Prospectus and if the terms of the Exchange Capital Securities are as contemplated by the Prospectus, then the statements as to matters of law and legal conclusions contained in the Registration Statement under the caption "Certain Income Tax Considerations - US Federal Income Tax Considerations" are correct in all material respects and the discussion thereunder does not omit any material provision with respect to the matters covered.

         We consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to Troutman Sanders LLP under the caption "Certain Income Tax Considerations - US Federal Income Tax Considerations" and "Validity of Exchange Capital Securities" in the Registration Statement. In giving the foregoing consent, we do not hereby admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

                                                     Very truly yours,

                                                     /s/Troutman Sanders LLP

                                                     TROUTMAN SANDERS LLP